UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): February 17, 2010
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 815-7700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 17, 2010, MedCath Corporation (“MedCath”) and its physician partners announced that they have entered into a definitive agreement to sell substantially all of the assets, and to assign certain of the liabilities, of Heart Hospital of Austin to St. David’s Healthcare Partnership, L.P. (“Buyer”) for approximately $83.6 million. MedCath will retain all of its accounts receivable arising from the operation of the Heart Hospital of Austin. Total net cash proceeds to MedCath after income taxes, liquidation of net working capital retained, distribution to its physician partners, release of funds which MedCath will hold for up to 18 months to pay possible indemnity claims, and the repayment of $35.3 million in secured debt owed by Heart Hospital of Austin and a related prepayment penalty are expected to be approximately $26.0 million. The transaction is expected to close during MedCath’s third fiscal quarter ending June 30, 2010, subject to customary closing conditions, the requirements of the Hart-Scott-Rodino Act and other regulatory approvals. MedCath may be subject to indemnity claims if the Buyer can demonstrate breaches of representations or claims arising from liabilities not assumed by Buyer. A copy of the press release is included as Exhibit 99.1.
Item 2.02. Results of Operations and Financial Condition.
     Beginning with its second quarter of fiscal 2010, which ends March 31, MedCath will account for Heart Hospital of Austin as an asset-held-for-sale for current and prior reporting periods. Consolidated Statements of Operations for the fiscal years ended September 30, 2008 and 2009, each fiscal quarter during the fiscal year ended September 30, 2009 and the first quarter ended December 31, 2009 presenting Heart Hospital of Austin as a discontinued operation are included as Exhibit 99.2.
Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1	Press Release dated February 17, 2010

Exhibit 99.2	Consolidated Statements of Operations (Presenting Heart Hospital of Austin as a Discontinued Operation for Each Period Presented)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION
Date: February 17, 2010	By:	/s/ James A. Parker
James A. Parker
Executive Vice President and Chief Financial Officer